Exhibit 99

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Global Holdings, Inc. Announces Preliminary Financial Results for Second-Quarter 2018

and Updates Full-Year 2018 Outlook

MEMPHIS, TENN. — July 17, 2018  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced preliminary revenue, net income, Adjusted net income(1) and Adjusted EBITDA(2) for the second-quarter 2018 financial results and provided an update to full-year 2018 outlook. The company plans to release its full second-quarter 2018 financial results, as previously scheduled, on Tuesday, July 31, 2018.

Preliminary Second-Quarter Results

The company expects to report revenue of $874 million for the second quarter, or a year-over-year increase of eight percent, driven primarily by nine percent organic growth at American Home Shield (“AHS”) and six percent growth at Terminix, largely due to the Copesan Services acquisition in March 2018.

The company expects to report second-quarter 2018 net income of $96 million, or $0.71 per share, versus $85 million, or $0.63 per share, in the same period in 2017. Second-quarter 2018 Adjusted net income is expected to be $108 million, or $0.79 per share, versus $93 million, or $0.69 per share, for the same period in 2017.

The company expects to report Adjusted EBITDA of $208 million for the quarter, versus $210 million for the same period prior year. Reconciliations of both Adjusted net income and Adjusted EBITDA to net income are set forth below in this press release.

The company’s net income, Adjusted net income and Adjusted EBITDA for the quarter were negatively impacted by an increase in contract claims costs at AHS of $22 million ($16 million, net of tax), principally driven by a higher mix of appliance replacements versus repairs. Due to the adverse impact of the higher contract claims costs on the company’s operating performance, the company is providing preliminary second-quarter results and updated 2018 outlook in advance of its scheduled earnings call.

The increase in contract claims costs includes an adjustment of $12 million related to the first quarter of 2018 and the second half of 2017. This adjustment recorded in the second quarter represents a change in estimate as a result of adverse development of contract claims costs from previous quarters.  Accruals for home service plan claims are made based on our claims experience and actuarial projections. Our actuary performs a reserve analysis utilizing generally accepted actuarial methods that incorporate cumulative historical claims experience and information provided by us. We regularly review our estimates of claims costs and adjust the estimates as needed. The increase in contract claims costs in the second quarter, and the change in our previous contract claims costs reserve estimates, were principally driven by the appliance mix described above. We believe the impact of higher appliance replacements in the second quarter increased claims costs by $4 million. The increase in contract claims costs in the second quarter also include normal inflationary pressure on the underlying costs of repairs totaling $3 million and a higher number of work orders driven by significantly warmer summer temperatures in 2018, which increased claims costs by $3 million.

“Despite the recent spike in contract claims costs we have experienced at AHS, I am pleased to report that the performance at Terminix and Franchise Services Group continues to fully meet our expectations driven by our business transformation initiatives and we look forward to updating the financial community on our progress during our second quarter earnings conference call on July 31st,” said Chief Executive Officer Nik Varty. “We continue to drive strong revenue growth at AHS focusing on improving service levels and are taking a series of appropriate actions at AHS to address the contract claims costs, including renegotiating appliance repair costs, increasing pricing to properly reflect the rise in replacements of appliances, and implementing processes to more dynamically price home service contracts. We strongly believe that these actions, combined with new leadership and upgrades to processes that we’re making in connection with the late third quarter spin of AHS, fully support the long-term attractiveness of the business and positions it for continued strong revenue and earnings growth in the future.”

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended June 30,					Six Months Ended June 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2018	B/(W) vs. PY	2018	B/(W) vs. PY		2018	B/(W) vs. PY	2018	B/(W) vs. PY
Terminix	$456	$27	$109	$4		$823	$30	$195	$9
YoY growth / % of revenue		6.3%	24.0%	(0.5)	pts		3.7%	23.7%	0.2	pts
American Home Shield	355	29	73	(10)		602	49	105	(8)
YoY growth / % of revenue		8.9%	20.6%	(4.8)	pts		8.8%	17.5%	(2.9)	pts
Franchise Services Group	64	11	24	2		123	21	46	3
YoY growth / % of revenue		21.4%	37.4%	(4.2)	pts		21.0%	37.6%	(4.8)	pts
Corporate(3)	—	—	2	1		1	—	1	1
Total	$874	$67	$208	$(2)		$1,549	$100	$349	$5
YoY growth / % of revenue		8.3%	23.8%	(2.2)	pts		6.9%	22.5%	(1.2)	pts

Full-Year 2018 Outlook

In anticipation of the separation of AHS from ServiceMaster late in the third quarter of 2018, full-year 2018 revenue and Adjusted EBITDA outlooks are provided below for WholeCo (pre-spin ServiceMaster), RemainCo (post-spin Terminix and FSG) and SpinCo (AHS) including 2018 separation-related dis-synergies of approximately $4 million for RemainCo and approximately $5 million for SpinCo. Dis-synergies for the three and six months ended June 30, 2018, were $1 million. For WholeCo, the 2018 outlook assumes AHS remains with the company for the full year. For WholeCo, RemainCo and SpinCo, the 2018 outlook excludes the impact of any future potential acquisitions.

The company’s revised full-year 2018 outlook includes an annualized $12 million ongoing increase in contract claims costs related to the appliance replacements versus repairs issue, normal inflation and $18 million related to an increased number of claims due to weather.

	Full-Year 2018 Outlook (excluding Spin dis-synergy costs)
	RemainCo		SpinCo		WholeCo
(In millions)	Low	High	Low	High	Low	High
Revenue	$1,875	$1,890	$1,250	$1,270	$3,125	$3,160
Growth Rate	7%	8%	8%	10%	7%	9%
Adjusted EBITDA	$430	$440	$250	$260	$680	$700
Growth Rate	3%	5%	-4%	0%	0%	3%
Margin	23%	23%	20%	20%	22%	22%

	Full-Year 2018 Outlook (including Spin dis-synergy costs)
	RemainCo		SpinCo		WholeCo
(In millions)	Low	High	Low	High	Low	High
Revenue	$1,875	$1,890	$1,250	$1,270	$3,125	$3,160
Growth Rate	7%	8%	8%	10%	7%	9%
Adjusted EBITDA	$425	$435	$245	$255	$670	$690
Growth Rate	2%	4%	-6%	-2%	-1%	2%
Margin	23%	23%	20%	20%	21%	22%

A reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Second-Quarter 2018 Earnings Conference Call

The company will discuss its second-quarter 2018 financial and operating results during a conference call at 8 a.m. central time (9 a.m. eastern time) Tuesday, July 31, 2018. To participate on the conference call, interested parties should call 800.699.0623 (or international participants, 303.223.4373). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page. The call will be available for replay until August 30, 2018. To access the replay of this call, please call 800.633.8284 and enter reservation number 21892864 (international participants: 402.977.9140, reservation number 21892864). You may also review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes American Home Shield (home service plans), AmeriSpec (home inspections), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2018 revenue and Adjusted EBITDA outlook for WholeCo, RemainCo and SpinCo, as well as statements with respect to the potential separation of AHS from ServiceMaster, including estimates for dis-synergies. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: uncertainties as to the timing of the spin-off or whether it will be completed at all, the results and impact of the announcement of the proposed spin-off, the failure to satisfy any conditions to complete the spin-off, the expected tax treatment of the spin-off, the increased demands on management to prepare for and accomplish the spin-off, the incurrence of significant transaction costs, the impact of the spin-off on the businesses of ServiceMaster and AHS, and the failure to achieve anticipated benefits of the spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted net income is defined as net income before: amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; restructuring charges; American Home Shield spin-off charges; impairment of software and other related costs; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(2) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; 401(k) Plan corrective contribution; fumigation related matters; insurance reserve adjustment; non-cash stock-based compensation expense; restructuring charges; American Home Shield spin-off charges; non-cash impairment of software and other related costs; (gain) loss from discontinued

operations, net of income taxes; provision for income taxes; loss on extinguishment of debt and interest expense. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3) Corporate includes The ServiceMaster Acceptance Company Limited Partnership (SMAC) and the unallocated expenses of our corporate functions.

The following table presents reconciliations of Adjusted Net Income to Net Income for the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Net Income	$96	$85	$136	$124
Amortization expense	7	7	12	14
Fumigation related matters	—	1	—	2
Restructuring charges	—	1	12	3
American Home Shield spin-off charges	8	—	15	—
Impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Tax impact of adjustments	(4)	(4)	(9)	(9)
Adjusted Net Income	$108	$93	$167	$138
Weighted-average diluted common shares outstanding	135.8	135.0	135.7	135.5
Adjusted earnings per share	$0.79	$0.69	$1.23	$1.02

The following table presents reconciliations of Adjusted EBITDA to Net Income for the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Net income	$96	$85	$136	$124
Depreciation and amortization expense	28	25	53	51
Fumigation related matters	—	1	—	2
Non-cash stock-based compensation expense	4	4	8	9
Restructuring charges	—	1	12	3
American Home Shield spin-off charges	8	—	15	—
Non-cash impairment of software and other related costs	—	—	—	2
Gain from discontinued operations, net of income taxes	—	—	—	(1)
Provision for income taxes	34	52	48	76
Loss on extinguishment of debt	—	3	—	3
Interest expense	37	38	75	75
Adjusted EBITDA	$208	$210	$349	$343

Terminix	$109	$105	$195	$186
American Home Shield	73	82	105	113
Franchise Services Group	24	22	46	43
Corporate	2	—	1	1
Adjusted EBITDA	$208	$210	$349	$343